EXHIBIT 10.1

POLYMEDIX, INC.
CHANGE IN CONTROL SEVERANCE PLAN

The Company has adopted this PolyMedix, Inc. Change in Control Severance Plan for the benefit of certain employees of the Company, on the terms and conditions hereinafter stated.  All capitalized terms used herein are defined in Section 1 hereof.  The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment.

SECTION 1.  DEFINITIONS.  As hereinafter used:

1.1. “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Cause” shall mean that the Eligible Employee has:  (a) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, his or her duties to the Company or any of its subsidiaries (in any case, other than by reason of a disability, physical or mental illness or analogous condition); (b) committed or engaged in an act of theft, embezzlement or fraud, or committed a willful and material breach of confidentiality with respect to the Company or any of its subsidiaries or a willful unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries; (c) willfully breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company or any of its subsidiaries; or (d) been convicted of a felony or a misdemeanor with respect to which fraud or dishonesty is a material element.  No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.  For the avoidance of doubt, this definition of Cause shall control for all purposes of determining the rights to benefits for Eligible Employees under the Plan, regardless of any inconsistency between this definition and a definition of “Cause” that is set forth in any employment, severance or other agreement between the Eligible Employee on the one hand, and the Company or any subsidiary of the Company or any Affiliate of the Company or any subsidiary of the Company, on the other hand.  In addition to the foregoing (but without limitation of the rights of any Eligible Employee), this definition of Cause shall also apply for purposes of each other plan, program, agreement or arrangement between the Company or an Affiliate and any Eligible Employee which includes the concept of “cause” but does not define such term and each such plan, program, agreement or arrangement shall be deemed amended to so provide upon the Effective Date.

1.4. A “Change in Control” shall be deemed to mean the first of the following events to occur after the Effective Date:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then- outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.4(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Section (c)(l) or (c)(2) below;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) The consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires beneficial ownership, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; or

(d) The sale or other disposition by the Company of all or substantially all of the Company’s assets, other than a sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

1.5. “Change in Control Protection Period” shall mean the period commencing on the first date a Change in Control occurs and ending twenty-four (24) months following such date.

1.6. “Code” means the Internal Revenue Code of 1986, as amended.

1.7. “Committee” means the Compensation Committee of the Board.

1.8. “Company” means PolyMedix, Inc. and any successors thereto.

1.9. “Disability” means a physical or mental condition entitling the Eligible Employee or Former Employee to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

1.10. “Effective Date” shall mean November 9, 2011.

1.11.  “Eligible Employee” means any employee of the Company who is regularly scheduled to work at least 30 hours per week.

1.12. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.14. “Former Employee” means any former employee of the Company whose employment with the Company was terminated by the Company without Cause and who while employed was regularly scheduled to work at least 30 hours per week.

1.15. “Good Reason” means any of the following events or conditions that occur during the Change in Control Protection Period without the Eligible Employee’s consent: (i) a material adverse alteration in the nature or status of an Eligible Employee’s responsibilities with the Company or any subsidiary thereof from those in effect immediately prior to the Change in Control, (ii) a reduction in salary or target bonus opportunity of an Eligible Employee from those in effect immediately prior to the Change in Control, or (iii) a relocation of an Eligible Employee’s principal place of business of more than 50 miles.  However, none of the foregoing events or conditions will constitute Good Reason unless the Eligible Employee provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Eligible Employee resigns his employment within 30 days following the expiration of that cure period.

1.16. “Plan” means the PolyMedix, Inc. Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.17. “Plan Administrator” means the Committee or such other person or persons appointed from time to time by the Committee to administer the Plan.

1.18. “Safe Harbor Amount” shall mean the greatest pre-tax amount of Payments (as defined in Section 4) that could be paid to an Eligible Employee or Former Employee without causing that Eligible Employee or Former Employee to become liable for any Excise Tax (as defined in Section 4) in connection therewith.

1.19. “Severance” means (a) the involuntary termination of an Eligible Employee’s employment by the Company or any Affiliate, other than for Cause, death or Disability during the Change in Control Protection Period or (b) a termination of employment with the Company or any Affiliate as a result of a resignation by an Eligible Employee for Good Reason which termination becomes effective during the Change in Control Protection Period; provided that, in any case, such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code and regulations and other guidance issued thereunder (“Section 409A”).

1.20. “Severance Benefit” means the payment and benefits described in Section 2.3 below.

1.21. “Severance Date” means (i) with respect to an Eligible Employee, the date on which an Eligible Employee incurs a Severance and (ii) with respect to a Former Employee, the date on which the Former Employee’s employment was terminated by the Company without Cause.

1.22. “Severance Period” means, for each classification of Eligible Employee, the duration of time as set forth on Exhibit A hereto.

1.23. “Tier I Employee” means any Eligible Employee or Former Employee included within the classification of a Tier I Employee as set forth on Exhibit A hereto.

1.24. “Tier II Employee” means any Eligible Employee or Former Employee included within the classification of a Tier II Employee as set forth on Exhibit A hereto.

1.25. “Tier III Employee” means any Eligible Employee or Former Employee included within the classification of a Tier III Employee as set forth on Exhibit A hereto.

1.26. “Tier IV Employee” means any Eligible Employee or Former Employee included within the classification of a Tier IV Employee as set forth on Exhibit A hereto.

1.27. “Tier V Employee” means any Eligible Employee or Former Employee included within the classification of a Tier V Employee as set forth on Exhibit A hereto.

1.28. “Year of Service” shall mean each completed continuous 12 month period of employment with the Company or an Affiliate, measured from the Eligible Employee’s or Former Employee’s most recent hire or rehire date until the Eligible Employee’s Severance Date or the date that the employment of the Former Employee was terminated, as applicable.  For purposes of this definition, authorized leaves of absence shall not be deemed to have interrupted an Eligible Employee’s or Former Employee’s continuous employment.

SECTION 2.  CHANGE IN CONTROL SEVERANCE BENEFITS.

2.1. Generally.  Subject to Sections 2.6, 2.7, 2.8, 2.9 and Section 4, each Eligible Employee and Former Employee shall be entitled to severance payments and benefits pursuant to applicable provisions of this Section 2 if (i) the Eligible Employee incurs a Severance during the Change in Control Protection Period or (ii) the Severance Date with respect to a Former Employee occurs within the ninety (90) day period ending on the date that the Change in Control is consummated.  For purposes of calculating severance payments pursuant to this Section 2, any reduction in an Eligible Employee’s annual base salary during the Change in Control Protection Period shall be disregarded (unless the Eligible Employee consented to such reduction).  For avoidance of any doubt, with respect to Former Employees, no Former Employee will be entitled to the severance payments and benefits pursuant to the applicable provisions of this Section 2 if a Change in Control does not occur within the ninety (90) day following such Former Employee's Severance Date.

2.2. Payment of Accrued Obligations.  The Company shall pay to each Eligible Employee who incurs a Severance during the Change in Control Protection Period a lump sum payment in cash, paid as soon as practicable but no later than 10 days after the Severance Date, equal to the sum of (a) the Eligible Employee’s accrued but previously unpaid annual base salary and any accrued vacation pay through the Severance Date, and (b) the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs (if such bonus has not been paid as of the Severance Date).

2.3. Severance Benefit.  Subject to Sections 2.6, 2.7, 2.8, 2.9 and Section 4 hereof, each Eligible Employees who incurs a Severance during the Change in Control Protection Period and each Former Employee whose Severance Date occurred within the ninety (90) day period ending on the date that the Change in Control is consummated will be entitled to the following payments and benefits (the “Change in Control Benefit”): (i) monthly payments equal to one-twelfth on the Eligible Employee’s or Former Employee’s annual rate of base salary (at the rate in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher) for the duration of the Severance Period applicable to such Eligible Employee or Former Employee; (ii) a lump-sum payment equal to the amount of the annual bonus earned by the Eligible Employee or the Former Employee in the fiscal year immediately preceding the fiscal year in which the Severance Date occurs (whether such annual bonus is paid or unpaid as of the Severance Date) and (iii) a lump-sum payment, of an amount equal to the aggregate dollar amount that the Company otherwise would have contributed towards the Eligible Employee’s or Former Employee’s (and, to the extent covered immediately prior to the Severance Date, his or her eligible dependents) group health insurance coverage for the duration of the Severance Period.

2.4. Equity Treatment.   Subject to Sections 2.6, 2.7, 2.8, 2.9 and Section 4 hereof, without limitation of an Eligible Employee’s rights under any other plan, program or agreement, all unvested equity and equity-based awards for each Eligible Employee who incurs a Severance during the Change in Control Protection Period (including stock options and RSU’s and, for the avoidance of doubt, any equity or equity-based awards of either the Company or a successor into which unvested equity of the Company held by an Eligible Employee at the time of a Change in Control is converted in connection with the Change in Control) shall become fully vested immediately prior to such Severance.

2.5. Outplacement Services.  Subject to Sections 2.6, 2.7, 2.8, 2.9 and Section 4 hereof, each Eligible Employee who incurs a Severance during the Change in Control Protection Period and each Former Employee whose Severance Date occurred within the ninety (90) day period ending on the date that the Change in Control is consummated will be eligible to receive outplacement services for the duration of the Severance Period, provided that the cost for such outplacement services shall not  exceed $10,000.

2.6. Participation Agreement.  With respect to any employee of the Company who is otherwise eligible to participate in the Plan (other than an employee who is a Tier IV or Tier V Employee), no such Eligible Employee or Former Employee shall be entitled to receive benefits under the Plan unless and until such Eligible Employee or Former Employee has executed a participation agreement in the form attached hereto as Exhibit B.

2.7. Release.  No Eligible Employee who incurs a Severance during the Change in Control Protection Period or any Former Employee whose Severance Date occurred within the ninety (90) day period ending on the date that the Change in Control is consummated shall be eligible to receive any payments or other benefits under the Plan (other than payment of accrued obligations under Section 2.2 hereof) unless he or she first executes and delivers to the Company a general release in favor of the Company in substantially the form attached hereto as Exhibit C (the “Release”), and all applicable statutory revocation periods related to such Release shall expire, within sixty (60) days following such Eligible Employee’s Severance Date or, with respect to a Former Employee, the date of the Change in Control.  Subject to Section 2.8 below, the payments and benefits described in Sections 2.3, 2.4 and 2.5 will be paid or provided (or begin to be paid or provided as applicable) as soon as administratively practicable following the date the Release becomes irrevocable, provided that if the 60 day period begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

2.8. Section 409A.  It is intended that payments and benefits under this Plan not subject Eligible Employees or Former Employees to taxation under Section 409A of the Code and, accordingly, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything to the contrary, no portion of the benefits or payments to be made under the Plan will be payable until the applicable Eligible Employee or Former Employee has a “separation from service” from the Company within the meaning of Section 409A.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments and benefits due to the Eligible Employee or Former Employee upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments and benefits that are otherwise due within six months following the Eligible Employee’s or Former Employee’s “separation from service” will be deferred without interest and paid to the Eligible Employee or Former Employee in a lump sum immediately following that six month period (or upon the Eligible Employee’s or Former Employee’s death, if earlier). For purposes of the application of Section 409A, each payment in a series of payments pursuant to the Plan will be deemed a separate payment.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to an Eligible Employee or Former Employee does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee or Former Employee in any other calendar year, (ii) the reimbursements for expenses for which the Eligible Employee or Former Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

2.9. Nonduplication; Coordination with Other Arrangements.  This Plan shall not be deemed to impair any rights of an Eligible Employee or Former Employee pursuant to any other agreement, plan or arrangement with the Company or an Affiliate (an “Alternative Arrangement”); provided however that the compensation and benefits provided under this Plan shall be coordinated with similar compensation and benefits provided under other Company-sponsored plans and individual agreements with Eligible Employees or Former Employee so as to avoid the duplication of any such compensation and benefits.  For the avoidance of doubt, in the event that an Eligible Employee or Former Employee is party to an Alternative Arrangement which provides one or more of the types of payments and benefits provided under Sections 2.3 through 2.5 of this Plan, upon a termination of employment giving rise to such payments or benefits, the Eligible Employee or Former Employee shall be entitled to the payment or benefit pursuant to either the Plan or the Alternative Arrangement, whichever provides the more favorable payment or benefit to the Eligible Employee or Former Employee, as determined on a per-payment or per-benefit basis, as applicable.  For avoidance of doubt, an Eligible Employee or Former Employee will not be entitled to a payment or benefit under both the Plan and an Alternative Arrangement.

SECTION 3.  PLAN ADMINISTRATION.

3.1. The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.  All decisions made by the Plan Administrator pursuant to the Plan shall be made in its sole and absolute discretion and shall be final and binding on the Eligible Employees, Former Employees and the Company.

3.2. The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

SECTION 4.  EXCISE TAX.

Unless a more favorable treatment is otherwise provided in an individual agreement with an Eligible Employee or Former Employee, in the event it shall be determined that any payment or benefit whether paid or payable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (collectively, a “Payment”), to or for the benefit of an Eligible Employee or Former Employee, would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to the Eligible Employee or Former Employee shall be reduced to the Safe Harbor Amount, with such reduction being applied first to the cash payments under Section 2.3 hereof and then to other benefits provided hereunder; provided however that such reduction shall not be effected in the event that the net amount of Payments received or receivable by the Eligible Employee or Former Employee, after giving effect to the imposition of the Excise Tax (and all other applicable taxes) exceeds the net amount of such Payments received or receivable by the Eligible Employee or Former Employee after giving effect to the reduction.

SECTION 5.  PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended by the Board at any time; provided, however, that during the Change in Control Protection Period, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee or Former Employee.  For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator to cause an Eligible Employee or Former Employee to no longer be designated as a Tier I Employee, Tier II Employee, Tier III Employee, Tier IV Employee, or Tier V Employee, as the case may be, or to decrease the benefits for which an Eligible Employee or Former Employee is eligible, and (b) any amendment to this Section 5 following the occurrence of a Change in Control shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee or Former Employee.

SECTION 6.  GENERAL PROVISIONS.

6.1. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee or Former Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee or Former Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee or Former Employee.  When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or Former Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees or Former Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.3. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.4. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee or Former Employee and any successor to the Company.  If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

6.5. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.6. The Plan shall not be required to be funded. However, the Company may decide to use a “rabbi trust” to anticipate its potential Plan liabilities.  Regardless of whether the Plan is funded, no Eligible Employee or Former Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.7. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

6.8. This Plan shall be construed and enforced according to the laws of the State of Delaware, to the extent not preempted by federal law.

6.9. All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

6.10. The Plan is intended to be a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).  To the extent that, with respect to any Eligible Employee or Former Employee, the Plan does not meet the requirements of  being a "severance pay plan", then, solely with respect to that Eligible Employee or Former Employee, the Plan shall constitute an unfunded "top-hat" plan as described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

SECTION 7.  CLAIMS; APPEALS.

7.1. Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator
c/o PolyMedix, Inc.
170 North Radnor Chester Road
Radnor, PA 19087

7.2. Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

7.3. Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Plan Administrator
c/o PolyMedix, Inc.
170 North Radnor Chester Road
Radnor, PA 19087

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

7.4. Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

7.5. Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

7.6. Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

EXHIBIT A

Tier I Employees

Chief Executive Officer of the Company

Severance Period- 36 months

Tier II Employees

Senior Vice President; named Officers (C.F.O., C.M.O., C.D.O.); Vice President Research

Severance Period- 24 months

Tier III Employees

Vice President; Senior Director

Severance Period- 18 months

Tier IV Employee

Director; Manager; Controller

Severance Period- 12 months

Tier V Employee

All Other Eligible and Former Employees

Severance Period - 3 months for each Year of Service which the Tier V Employee has completed as of the Severance Date (with a minimum Severance Period of 3 months and a maximum Severance Period of 12 months)

A-1